Exhibt 99.1

Bright Green Announces Second Quarter 2023

Financial Update and Milestone Progress

Bright Green has achieved several key milestones throughout the Quarter significantly advancing progress against its strategic plan, including a historic DEA Federal Registration and License Approval.

Continued marketing of its fundamental capital raise of $500+ million utilizing the U.S. Citizen & Immigration Services EB-5 program.

Completed a $3.5 million private placement for greenhouse improvements and general corporate expenses.

GRANTS, N.M., August 17, 2023 – Bright Green Corporation (Nasdaq: BGXX) (“Bright Green” or “the Company”), one of few companies selected by the U.S. government to grow, manufacture, and sell, legally under federal and state laws, cannabis and cannabis-related products for research, pharmaceutical applications, and affiliated export, reported financial results for the quarter ended June 30, 2023.

“This quarter, Bright Green was focused on several key operational and strategic milestones revolving around the receipt of our license from DEA, further outfitting of the greenhouse, and marketing of the EB-5 capital raising program said Terry Rafih, Executive Chairman. “We are focused on making strategic decisions and realizing the full potential of the opportunity and maximizing shareholder value with minimum further dilution.”

Strategic Highlights for Second Quarter 2023

●	The DEA completed their on-site audit and assessment of our facilities in March 2022, which culminated in Bright Green being registered as a bulk manufacturer by the DEA and issued our Federal Registration and License Approval on May 01, 2023.

●	The Company focused on the marketing of its previously announced plans to raise $500 million utilizing the USCIS EB-5 Program to accelerate its growth strategy and generate significant capital for use in its greenhouse construction and operations in Grants, New Mexico.

●	The EB-5 Program, which President Biden reauthorized in 2022, is an innovative vehicle for spurring investment and job creation in rural communities. Bright Green’s participation will add significant value to the region, while also generating the capital needed for its commercial and business initiatives.

●	To date, Bright Green has sold 44,010 shares of common stock at $39.99 per share, receiving proceeds of $1.76 million. The Company is working diligently to finalize agreements with prospective EB-5 investors.

●	The Company announced its expectations of minimum debt and minimum share dilution to execute our business plan and be the lowest cost, and highest quality producer of pharmaceutical cannabis in both dried flower and extract based applications for sales domestically and export to the European markets.

●	The Company outlined its plans to move forward with its acquisition of Alterola, following the completion of its initial 25% acquisition during the quarter. The Company is in active discussions with Alterola management.

●	Bright Green entered into a Securities Purchase Agreement with an institutional and accredited investor for the sale by the Company of (i) 3,684,210 shares of Common Stock and (ii) warrants to purchase up to an aggregate of 3,684,210 shares of Common Stock, in a private placement offering at a purchase price of $0.95 per share and accompanying warrant.

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Financial Highlights for Second Quarter 2023

●	The Company recorded no revenues for the quarter, as it continues to construct facilities for its cannabis cultivation, research, and distribution, as well as obtaining necessary registration and quota approvals.

●	Total operating expenses of $3.0 million, down from $19.2 million in the same quarter of 2022, in line with expectations as the second quarter of 2022 includes significant costs associated with the Company’s direct listing on Nasdaq. Of the $3.0 million in operating expenses, $1.4 million corresponds to equity-based compensation to officers, contractors, and professional services providers.

●	Net loss of $3.0 million, in line with expectations.

●	Basic and diluted loss per share of $0.02 for the quarter.

Balance Sheet and Capital Allocation

●	As of June 30, 2023, the Company had cash of $507,445, consistent with its cash position of $414,574 at December 31, 2022.

●	Total liquidity of $11.9 million, including the remaining balance on the credit facility of approximately $11.4 million.

●	During the second quarter of 2023, the Company raised $3.1 million through the issuance of common stock and accompanying warrants to purchase shares of common stock from the Company’s private placement offering.

Bright Green’s balance sheet and statement of operations are provided below. Additional information is included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2023, which can be accessed at: https://investors.brightgreen.us/news-events/news-releases

About Bright Green

Bright Green is one of the very few companies eligible for authorization by the U.S. government to grow, manufacture, and sell, legally under federal and state laws, cannabis and cannabis-related products for research, pharmaceutical applications, and affiliated export. Our registration by the U.S. Drug Enforcement Administration gives us the opportunity to advance our vision of improving quality of life through the opportunities presented by cannabis-derived therapies. To learn more, visit www.brightgreen.us.

Media Contact

ir@brightgreen.us

Investor Relations Contact

ir@brightgreen.us

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management as of such date. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include those related to our EB-5 Program capital raise. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2023, and in the Company’s subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release. Additional information regarding these and other factors that could affect the company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC’s website at www.sec.gov.

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